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ACUCELA INC.

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Acucela Provides Important Company Updates
Significant Milestones Achieved, but SBI’s Actions Put Business Momentum at Risk
Head of Biology Resigns, Effective May 1, 2015, Resulting in Loss of Core Research Competency
SEATTLE (April 26, 2015) — Acucela Inc. (TOKYO: 4589), a clinical-stage biotechnology company that specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases, today announced that it has made significant progress on the three strategic imperatives previously announced in its 2014 Annual Report to Shareholders to increase the value of the Company and enhance shareholder return: maximizing the value of emixustat, advancing research, and pursuing business development opportunities to grow the Company’s pipeline. The progress on each of these three imperatives is detailed below.

•	Maximizing the potential value of emixustat hydrochloride, Acucela’s lead investigational visual cycle modulation (VCM) product candidate

◦	The Phase 2b/3 clinical trial for emixustat is continuing on schedule, and the Company looks forward to announcing top-line results in mid-2016.

◦	The Company has made significant progress in maximizing the commercial potential of emixustat in markets outside the United States.

•	Re-investing in/re-invigorating our internal research and development efforts

◦	Acucela is on track to complete its preclinical animal model studies in 2015 to evaluate emixustat’s potential in diabetic retinopathy.

•	Pursuing business development opportunities to build the pipeline

◦	Acucela has at least two active potential partnerships that could be concluded in 2015, with several more in the pipeline at various stages of due diligence.
Brian O’Callaghan, President and CEO, said, “Acucela has strong cash reserves and continues to strengthen its patent portfolio and develop its business partnerships. We are proud of what Acucela and its employees have accomplished and the momentum coming out of the first quarter of 2015. We hope that all directors will work to keep this momentum going as we move into the second quarter and beyond.”
Mr. O’Callaghan continued, “Our objective is to build a highly integrated, successful and sustainable biotechnology company based on the development of an innovative portfolio of ophthalmology products, designed to serve numerous indications of underserved or unmet medical need. We wish to achieve this objective by working closely with our collaborator on our lead program, Otsuka Pharmaceutical, with whom we have a strong working relationship; advancing our own internal research and development efforts, including leveraging our expertise in visual cycle modulation; and building external partnerships through business development activities.”
The Company also announced today that its current head of biology resigned his position, effective May 1, 2015. The Company has now lost its core research competency and a core member of its business development team. Further, Acucela’s efforts to hire a Chief Scientific Officer have been and currently are underway, but the ongoing situation involving the pending replacement of the existing board and CEO are negatively impacting these efforts.
As previously disclosed, on January 28, 2015 Acucela received a letter (the “Letter”) from SBI Holdings, Inc., the parent corporation of several Acucela shareholders (collectively, “SBI”), demanding that Acucela hold a special meeting of its shareholders for the purposes of removing Acucela’s current Board members, other than Dr. Ryo Kubota, and electing a slate of four directors identified in the Letter to fill the resulting vacancies. In the Letter, SBI announced that it had entered into a voting agreement and had given an irrevocable proxy to Dr. Kubota, expiring on July 28, 2015, to vote SBI’s shares at any shareholders’ meeting, thereby giving Dr. Kubota unilateral control over more than 50% of the shares eligible to vote. SBI has also made clear in other communications with the Company that if SBI is successful in reconstituting the Board, it plans to reinstate Dr. Kubota as Acucela’s CEO.
As previously disclosed, Acucela will hold a special shareholders meeting on May 1, 2015 at the Company’s headquarters in Seattle, Washington. The purpose of the special shareholders meeting will be to vote on the shareholder proposals described in SBI’s January 28, 2015 demand Letter. Acucela will recommend voting against the proposal to remove the existing directors because the Company believes that continuing with existing leadership would be in the best interest of Acucela and its shareholders.
Acucela’s three independent board members, Peter Kresel, Glen Sato and Michael Schutzler, added the following statement in support of the Company’s current strategy and management team:
As Board members, it is our fiduciary responsibility to act in the interest of all shareholders. The Company is currently on the right track, as evidenced by the significant progress achieved by Mr. O’Callaghan, the members of the management team and the employees of Acucela.
Please be aware that the strategy currently in place and the momentum that has been generated, as well as the current initiatives currently underway across all aspects of the business, could be jeopardized by a change in the management team. A change at this critical time risks damaging shareholder value and the Company’s ability to reach its full potential. We are already witnessing the departure of several people in the face of the potential change in the board and CEO.

As the current board of Acucela, we remain dedicated to building the long-term value of the Company and maintaining the momentum coming out of the first quarter of 2015.
Mr. O’Callaghan continued, “I am proud to be Acucela’s CEO. As I communicated late last year upon my appointment, I remain dedicated to executing on value-building initiatives to enhance shareholder return, attract top talent at all levels of the organization, and grow our pipeline and commercial opportunities.”
About Acucela Inc.
Acucela Inc. (www.acucela.com or www.acucela.jp) is a clinical-stage biotechnology company that specializes in discovering and developing novel drug candidates to potentially treat and slow the progression of sight-threatening ophthalmic diseases impacting millions of individuals worldwide. Acucela currently has the following candidates in development in collaboration with Otsuka Pharmaceutical Co., Ltd.: emixustat hydrochloride for GA associated with dry AMD based on Acucela’s proprietary visual cycle modulation technology; and OPA-6566 for ocular hypertension and glaucoma.
Additional Information and Where to Find It
This release may be deemed to be solicitation material in respect of a proxy contest for the election of directors to the Board of Directors of Acucela.  Acucela has filed an information statement with the Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE INFORMATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC AND TSE WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to receive the information statement and other relevant documents free of charge at the SEC’s web site at www.sec.gov, TSE disclosure at https://www.release.tdnet.info/index.html or from Acucela Investor Relations at 1301 Second Avenue, Suite 4200, Seattle, Washington 98101-3805 and http://ir.acucela.com/ or http://ir.acucela.jp/.
Participants in Solicitation
Acucela and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of a proxy contest for the election of directors to the Board of Directors of Acucela. Contacts:

Acucela Inc. Francesca T. Nolan Director Corporate Communications Phone: 1-206-805-8300 Email: fnolan@acucela.com	Tomomi Sukagawa Director Investor Relations and Communication Phone: +81(0)3.5789.5872 Email: investor@acucela.com
The Abernathy MacGregor Group, Inc. Michael Pascale or Kendell Moore Phone: 1-212-371-5999	# # #